Exhibit 10.30

AMENDMENT NO. 6

TO THE TOLL MANUFACTURING AGREEMENT

This Amendment No. 6 (the “Amendment”), effective as of August 20, 2012, is by and between Arena Pharmaceuticals GmbH (“ARENA”) and Siegfried Ltd. (“SIEGFRIED”), and modifies the Toll Manufacturing Agreement, dated January 7, 2008, as amended, by and between ARENA and SIEGFRIED (the “Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, subject to the Parties’ concurrent execution of Amendment No. 3 to the Technical Services Agreement between the Parties dated January 7, 2008, as amended (such agreement, including Amendment No. 3, the “TSA”), the parties desire to amend the Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     The following language is added to the end of Section 2.1, paragraph 1:

“During the period commencing on January 1, 2013 and ending December 31, 2013, of the Products (in bulk and packaged form) included on the list of Sales Prices agreed upon by the Parties for Product sold pursuant to this Agreement, SIEGFRIED will order for delivery during such period at least 60% of its requirements of such Products from ARENA (the “60% Obligation”). In consideration for the 60% Obligation, commencing January 1, 2013 and ending December 31, 2013, the Sales Prices agreed by the parties for Product will reflect a 10% discount on the portion of the Sales Price that is attributable to Arena’s services (the “2013 Guarantee Discount”). Not later than January 30, 2014, SIEGFRIED will provide a written report to ARENA evidencing SIEGFRIED’s compliance with the 60% Obligation, provided, if SIEGFRIED does not comply with the 60% Obligation or does not provide such written report to ARENA, SIEGFRIED will pay, to ARENA, the amount equal to SIEGFRIED’s savings realized as a result of the 2013 Guarantee Discount.”

2.     Section 2.6 is amended to include the following new part (f):

“(f)        Notwithstanding Section 2.6(b), except in the event of breach of this Agreement or the TSA by the other Party, each Party agrees not to terminate this Agreement with effect prior to December 31, 2013.”

3.     Unless otherwise specifically amended herein, all of the terms and conditions of the Agreement shall remain in full force and effect.

4.     This Amendment becomes effective if Amendment No. 3 to the TSA has already been or is entered into within three business days after execution of this Amendment the latest.

5.     This Amendment may be executed in multiple counterparts, each of which shall be considered and shall have the same force and effect of an original.

6.     This Amendment shall be governed by the laws of Switzerland under the exclusion of the UN Convention on Agreements for the International Sale of Goods (the so-called Vienna Convention).

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed, or caused to be duly executed, this Amendment.

Siegfried Ltd. By: /s/ Marcel Fischer Name: Marcel Fischer Date: September 26, 2012	Arena Pharmaceuticals GmbH By: /s/ Daniel Müller Name: Daniel Müller Date: August 23, 2012

By: /s/ Peter Kiechle Name: Peter Kiechle Date: September 26, 2012	By: /s/ Arnaud Schattmeier Name: Arnaud Schattmeier Date: September 26, 2012